UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2009

STARENT NETWORKS, CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33511	04-3527533
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 International Place Tewksbury, MA	01876
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (978) 851-1100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On March 10, 2009, the Compensation Committee of the Board of Directors of Starent Networks, Corp. (the “Company”) approved 2009 annual base salaries and target bonus percentages for each of the Company’s “named executive officers” (as used in Instruction 4 to Item 5.02 of Form 8-K) listed below. The following table sets forth information regarding each officer’s (1) 2008 base salary (for comparison purposes only), (2) 2009 base salary and (3) target bonus percentage:

Name and Title	2008 Base Salary(1)	2009 Base Salary	2009 Target Bonus (As Percentage of 2009 Base Salary)
Ashraf M. Dahod Chief Executive Officer	$320,000	$335,000	100%

Paul J. Milbury Vice President of Operations and Chief Financial Officer	$240,000	$280,000	65%

Pierre G. Kahhale Vice President, Worldwide Field Operations	$240,000	$250,000	92%

Anthony P. Schoener Vice President, Engineering	$240,000	$270,000	65%

Thierry Maupilé Vice President of Global Marketing and Business Development	$225,000	$240,000	65%

(1)	Base salary increases are effective as of January 1, 2009.

The 2009 target bonuses are based 50% on the achievement by the Company of specific 2009 bookings objectives and 50% on the achievement by the Company of specific 2009 operating profit objectives. There is no written plan for payment of these cash bonuses; however, the Company’s offer letter to each executive officer at the outset of employment sets forth eligibility to receive cash bonuses.

The amount of each executive officer’s 2009 bonus that is based on the Company’s achievement of bookings objectives is subject to adjustment if the Company fails to meet or exceeds those objectives. The Company must achieve at least 90% of the target bookings objective for any portion of the target bonus based on the achievement of bookings to be paid. At 90% achievement of the target bookings, 50% of the target bonus will be paid. From 90% to 100% achievement, payment of the bonus will be determined in a linear manner based on the actual performance. If 100% of the target bookings objective is achieved, 100% of the target bonus based on the achievement of bookings will be paid. Except with respect to the 2009 bonus for Pierre Kahhale, the Company’s Vice President, Worldwide Field Operations, the portion of the target bonus based on bookings will not be adjusted above 100% of the target bonus if the Company exceeds the target bookings objective. The portion of Mr. Kahhale’s target bonus based on the achievement of bookings objective will be adjusted upwards proportionately, without a maximum amount, if the Company exceeds 100% of the target bookings objective and certain stated new business diversification goals are met.

In addition, the Company must achieve at least 87% of the target operating profit objective for any portion of the target bonus based on the achievement of operating profit to be paid. If 87% of the target operating profit objective is achieved, 50% of the target bonus based on the achievement of operating profit will be paid, and the portion of the target bonus based on the achievement of operating profit will be adjusted proportionately if the actual operating profit is between 87% and 100% of the target operating profit objective. If the target operating profit objective is exceeded, then 10% of the Company’s operating profits above the target objective will be applied to increase the portion of the target bonus based on the achievement of operating profit objectives. However, the maximum amount of the total bonus earned by each executive officer (other than Mr. Kahhale), including the portion of the bonus based on bookings objectives and the portion of the bonus based on operating profits, will be 200% of the total target bonus amount. In addition, payment of any bonus amount above the target bonus will not be made unless a specified business goal or a bookings amount from specified customers is achieved.

The actual amounts of the 2009 cash bonuses for the executive officers will be determined, and the bonus payments will be made, after the Company’s financial results for 2009 are determined.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STARENT NETWORKS, CORP.

Date: March 16, 2009	By:	/s/ Jonathan M. Moulton
Jonathan M. Moulton
Vice President and General Counsel